Exhibit (d)(4)
MOODY’S GUIDELINES
APPLICABLE TO TAXABLE CLOSED-END FUNDS
The Moody’s Discount Factor for any Moody’s Eligible Asset other than the securities set forth below will be the percentage provided in writing by Moody’s.
1. Corporate debt securities: The percentage determined by reference to the rating on such asset with reference to the remaining term to maturity of such asset, in accordance with the table set forth below (non convertibles).

	Moody’s Rating Category
Term to Maturity of
Corporate Debt Security(1)	Aaa	Aa	A	Baa	Ba	B	Unrated[2]
1 year or less	109%	112%	115%	118%	137%	150%	250%
1 — 2 years	115	118	122	125	146	160	250
2 — 3 years	120	123	127	131	153	168	250
3 — 4 years	126	129	133	138	161	176	250
4 — 5 years	132	135	139	144	168	185	250
5 — 7 years	139	143	147	152	179	197	250
7 — 10 years	145	150	155	160	189	208	250
10 — 15 years	150	155	160	165	196	216	250
15 — 20 years	150	155	160	165	196	228	250
20 — 30 years	150	155	160	165	196	229	250
Greater than 30 years	165	173	181	189	205	240	250

(1)	The Moody’s Discount Factors above for corporate debt securities shall also be applied to any interest rate swap or cap, in which case the rating of the counterparty shall determine the appropriate rating category.

(2)	Unless conclusions regarding liquidity risk as well as estimates of both the probability and severity of default for the Corporation’s assets can be derived from other sources, securities rated below B by Moody’s and unrated securities, which are securities rated by neither Moody’s, S&P nor Fitch, are limited to 10% of Moody’s Eligible Assets. If a corporate debt security is unrated by Moody’s, S&P or Fitch, the Fund will use the percentage set forth under “Unrated” in this table. Ratings assigned by S&P or Fitch are generally accepted by Moody’s at face value. However, adjustments to face value may be made to particular categories of credits for which the S&P and/or Fitch rating does not seem to approximate a Moody’s rating equivalent. Split rated securities assigned by S&P and Fitch will be accepted at the lower of the two ratings.
For corporate debt securities that do not pay interest in U.S. dollars, the fund sponsor will contact Moody’s to obtain the applicable currency conversion rates.
2. Preferred stock: The Moody’s Discount Factor for taxable preferred stock shall be:

Aaa	150%
Aa	155%
A	160%
Baa	165%
Ba	196%
B	216%
<B or Not Rated	250%
Middle Market Bank Non-cumulative perpetual preferreds	476%

Investment Grade DRD	165%
Preferred Stock
Non-Investment Grade	216%
DRD Preferred Stock
[For non-cumulative preferred stock, the Discount Factor should be amplified by 110%.]
3. Common stock:

Common Stocks(1)	Large Cap	Mid Cap	Small Cap
7 week exposure period	200%	205%	220%

(1)	Market cap for Large-cap stocks are $10 billion and up, Mid-cap stocks range between $2 billion and $10 billion, and Small-cap stocks are $2 billion and below.

4. Convertible securities (including convertible preferreds):

Delta	Investment Grade	Non-Investment Grade	Unrated
.00 — .40	Use Corporate Debt Securities Table		250%
.41 — .80	192%	226%	250%
.81 — 1.00	195%	229%	250%
With respect to “structured synthetic convertible” securities, the discount factors above should be grossed up by an additional 20% of the base discount percentage.
5. Common Stock, Preferred Stock and Corporate Debt Securities of REITs:
a. For common stock and preferred stock of REITs, the Moody’s Discount Factor shall be the percentage specified in the table set forth below:

Moody’s Discount Factor
common stock of REITs	154%
preferred stock of REITs
with a Moody’s S&P or Fitch rating (including a Senior Implied Rating):	154%
without a Moody’s S&P or Fitch rating (including a Senior Implied Rating):	208%
b. Notwithstanding the above, a Moody’s Discount Factor of 250% will be applied: (a) to those assets in a single NAREIT industry category/sector which exceed 30% of Moody’s Eligible Assets but are not greater than 35% of Moody’s Eligible Assets; (b) if dividends on such securities have not been paid consistently (either quarterly or annually) over the previous three years, or for such shorter time period that such securities have been outstanding; or (c) if the market capitalization (including common stock and preferred stock) of an issuer is below $500 million.
c. For corporate debt securities of REITs, apply the Moody’s Discount Factors listed above under Corporate debt securities.
6. Short-Term Instruments: The Moody’s Discount Factor applied to short-term portfolio securities, including without limitation corporate debt securities and Short-Term Money Market Instruments will be (1) 100%, so long as such portfolio securities mature or have a demand feature at par exercisable within the Moody’s Exposure Period and are rated Aaa or at least Prime-1, V-Mig1, or equivalent, or be a rated money-market fund; and (2) 115%, so long as such portfolio securities do not mature within the Moody’s Exposure Period or have a demand feature at par not exercisable within the Moody’s Exposure Period. A Moody’s Discount Factor of 100% will be applied to cash.
7. U.S. Government Securities and U.S. Treasury Strips:

	U.S. Government	U.S. Treasury
	Securities Discount	Strips Discount
Remaining Term to Maturity	Factor	Factor
1 year or less	107%	107%
1 — 2 years	113	115
2 — 3 years	118	121
3 — 4 years	123	128
4 — 5 years	128	135
5 — 7 years	135	147
7 — 10 years	141	163
10 — 15 years	146	191
15 — 20 years	154	218
20 — 30 years	154	244

8. Foreign Sovereign Debt:
(a.) Debt denominated in US$:

	Moody’s Sovereign Debt Rating
							Below B &
Term to Maturity(2)	Aaa	Aa	A	Baa	Ba	B	Unrated
1 year or less	109%	112%	115%	118%	137%	150%	250%
2 years or less (but longer than 1 year)	115	118	122	125	146	160	250
3 years or less (but longer than 2 years)	120	123	127	131	153	168	250
4 years or less (but longer than 3 years)	126	129	133	138	161	176	250
5 years or less (but longer than 4 years)	132	135	139	144	168	185	250
7 years or less (but longer than 5 years)	139	143	147	152	179	197	250
10 years or less (but longer than 7 years)	145	150	155	160	189	208	250
15 years or less (but longer than 10 years)	150	155	160	165	196	216	250
20 years or less (but longer than 15 years)	150	155	160	165	196	228	250
30 years or less (but longer than 20 years)	150	155	160	165	196	229	250
Greater than 30 years	165	173	181	189	205	240	250
(b) For sovereign debt denominated in non-U.S. currency apply additional Currency Discount Factor:

Foreign Currency	Currency Discount Factor
CAD Canadian Dollar	107%
EUR Euro	111%
GBP British Pound	115%
JPY Japanese Yen	116%
AUD Australian Dollar	113%
HKD Hong Kong Dollar	140%
NZD New Zealand Dollar	114%
NOK Norway Kroner	111%
SEK Sweden Kronor	113%
THB Thailand Baht	295%
KRW South Korea Won	295%
TWD Taiwan New Dollars	135%
SGD Singapore Dollars	135%
IDR Indonesia Rupiahs	315%
INR India Rupees	170%
MYR Malaysia Ringgits	170%
CZK Czech Republic Koruny	200%
PHP Philippines Pesos	200%
HUF Hungary Forint	200%
PLN Poland Zlotych	200%
SKK Slovakia Koruny	200%
TRY Turkey New Lira	200%
RUB Russia Rubles	200%
ZAR South Africa Rand	200%
CLP Chile Pesos	200%
MXN Mexico Pesos	200%
COP Columbia Pesos	200%
BRL Brazil Reais	200%

(1)	If the Fund invests in a security denominated in a currency other than that found in the above table, contact Moody’s to obtain the applicable Currency Discount Factor for such security.

9. Foreign Non-Sovereign Debt: The Moody’s Discount Factor applied to non-sovereign debt obligations will be (A) in the case of a non-sovereign debt obligation denominated in U.S. dollars, 250%, and (B) in the case of a non-U.S. sovereign debt obligation denominated in a foreign currency, 250% multiplied by the Currency Discount Factor for such foreign currency.
10. Rule 144A Securities: The Moody’s Discount Factor applied to Rule 144A Securities for Rule 144A Securities whose terms include rights to registration under the Securities Act within one year and Rule 144A Securities which do not have registration rights within one year will be 120% and 130%, respectively, of the Moody’s Discount Factor which would apply were the securities registered under the Securities Act.
11. Catastrophe Bonds: The Moody’s Discount Factor applied to catastrophe bonds will be 475%.
12. Bank Loans: The Moody’s Discount Factor applied to senior Bank Loans (“Senior Loans”) shall be the percentage specified in accordance with the table set forth below (or such lower percentage as Moody’s may approve in writing from time to time:

Moody’s Rating Category
				Caa and below
				(including distressed
Type of Loan	Aaa-A	Baa and Ba(1)	B(1)	and unrated)(1)
Senior Loans greater than $250 MM	118%	136%	149%	250%
non-Senior Loans greater than	128%	146%	159%	250%
$250 MM
loans less than $250 MM	138%	156%	169%	270%
Second Lien Bank Loans	168%	185%	200%	270%
Third & Fourth Lien Bank Loans	218%	240%	260%	351%

(1)	If a Senior Loan is not rated by any of Moody’s, S&P or Fitch, the Fund will use the applicable percentage set forth under the column entitled “Caa and below (including distressed and unrated)” in the table above. Ratings assigned the S&P and/or Fitch are generally accepted by Moody’s at face value. However, adjustments to face value may be made to particular categories of securities for which the ratings by S&P and/or Fitch do not seem to approximate a Moody’s rating equivalent. Split rated securities assigned by S&P and Fitch (i.e., these rating agencies assign different rating categories to the security) will be accepted at the lower of the two ratings.
13. Master Limited Partnerships (MLP)—The Moody’s Discount Factor applied to master limited partnerships shall be applied in accordance with the table set forth below:

MLP Sector (1)	Discount Factor
Large-cap MLPs	170%
Mid and Small-cap MLPs
Natural Resources (Oil, Gas, Energy)	292%
Coal and Minerals	301%
Mortgage Real Estate	291%
Income Real Estate	302%
Royalty Trust Securities	270%
Marine Transportation Securities	291%
Coal	304%
Miscellaneous	342%

(1)	Restricted MLPs will be increased by 120%.

MOODY’S DIVERSIFICATION LIMITATIONS:
In addition, portfolio holdings as described below must be within the following diversification and issue size requirements in order to be included in Moody’s Eligible Assets:

	MAXIMUM SINGLE	MAXIMUM SINGLE	MINIMUM ISSUE SIZE
RATINGS(1)	ISSUER(2), (3)	INDUSTRY(3), (4)	($ IN MILLIONS)(5)
Aaa	100%	100%	$100
Aa	20	60	100
A	10	40	100
CS(6), Baa	6	20	100
Ba	4	12	50(7)
B1-B2(8)	3	8	50(7)
B3 or below(8)	2	5	50(7)

(1)	Refers to the securities of the portfolio holding.

(2)	Companies subject to common ownership of 25% or more are considered as one issuer.

(3)	Percentages represent a portion of the aggregate Market Value of portfolio.

(4)	Industries are determined according to Moody’s Industry Classifications, as defined herein.

(5)	Except for preferred stock, which has a minimum issue size of $50 million, and mortgage pass throughs issued by FNMA, FHLMC or GNMA, which has no minimum issue size.

(6)	CS refers to common stock, which is diversified independently from its ratings level.

(7)	Portfolio holdings from issues ranging from $50 million to $100 million are limited to 20% of the Trust’s total assets.

(8)	Securities of the portfolio holdings rated B or below by Moody’s or the equivalent by another Rating Agency or not rated shall be considered to be Moody’s Eligible Assets only to the extent the Market Value of such securities does not exceed 10% of the portfolio Market Value; provided, however, that if the Market Value of such securities exceeds 10% of the portfolio Market Value, a portion of such securities (selected by the Trust) shall not be considered Moody’s Eligible Assets, so that the Market Value of such securities (excluding such portion) does not exceed 10% of the portfolio Market Value.